EXHIBIT 10-27

                                  AGREEMENT
                                  ---------

         (Prime Subcontract No. L-35489 to OPM Contract No. CS 1146)

      THIS AGREEMENT is made and entered into by and among the NATIONAL POSTAL MAIL HANDLERS UNION, A DIVISION OF THE LABORERS INTERNATIONAL
 UNION OF NORTH AMERICA, AFL-CIO, an unincorporated association having its principal place of business in Washington, D.C. (herein called "Mail Handlers Union"), FIRST HEALTH LIFE AND HEALTH INSURANCE COMPANY ("First Health Life"), a Texas corporation having its principal place of business in Downers Grove, IL, CAMBRIDGE LIFE INSURANCE COMPANY ("Cambridge Life"), a Missouri corporation having its principal place of business in Downers Grove, IL, and FEDERAL EMPLOYEE PLANS, INC. ("FEPI"), a Delaware corporation having its principal place of business in Downers Grove, IL (FEPI, First Health Life and Cambridge Life are sometimes collectively called "Company").

      In consideration of the mutual agreements between the Mail Handlers Union and the Company, and in consideration of the payment of the subscription charges specified in paragraph six (6) hereof, it is agreed as follows:

      1. This Agreement is entered into pursuant to the Act and Regulations (as both terms are defined in Section 1.1 of the Prime Contract) and is incorporated in its entirety into, and made a part of, Contract for Federal Employees Health Benefits No. CS 1146, as amended (herein called "Prime Contract"), between the Mail Handlers Union, as carrier of the Mail Handlers Benefit Plan (herein called "Plan"), and the United States Office of Personnel Management (herein called "OPM") pursuant to Section 1.19 thereof. In the event of an inconsistency between the terms of the Prime Contract and the terms of this Agreement, the terms of the Prime Contract will prevail. The Mail Handlers Union and the Company recognize that they have formed a contractor team arrangement as described in Subpart 9.6 of the Federal Acquisition Regulation ("FAR").

      2. The Company shall provide the services and benefits of the Plan described in this Agreement on behalf of all Members (as defined in Section
 1.1 of the Prime Contract) who enroll for coverage in and, subject to the provisions of the Act and Regulations, are eligible for coverage under the Plan. Amounts to be paid by the Company hereunder on behalf of the Plan to, or on behalf of, Members as a result of entitlement to benefits provided under the Plan shall be determined in the manner, and to the extent, set forth in the Prime Contract and the brochure authorized for distribution by OPM entitled "Mail Handlers Benefit Plan, RI 71-07," as revised for each contract term (herein sometimes called "Plan year"), a certified copy of which brochure is incorporated by reference in the Prime Contract as Appendix A thereto (herein called "Plan brochure"). The Union delegates to the Company its Carrier rights and responsibilities stated in Part II of the Prime Contract. Claims for benefits shall be submitted in the manner and within the time limits established by OPM. The rules for review of denied claims, duplicate coverage, subrogation, and coordination of benefits shall be as established by OPM (and supplemented as necessary and appropriate by Company administrative practices). The Company is vested with full discretion to compromise or waive the Plan's subrogation and overpayment recovery rights as established in the Prime Contract.

      3. The Company shall provide OPM on behalf of the Mail Handlers Union with such reports and information as may be necessary for the Mail Handlers Union as carrier of the Plan under the Act and Regulations to comply with Sections 1.7, 1.9, 3.2 and 3.3 of the Prime Contract. In order to maintain the Plan's competitive position, the Mail Handlers Union and the Company agree not to release any such reports and information to any party or entity other than OPM prior to written notification to, and discussion with, the other party.

      4. This Agreement shall take effect as of January 1, 2003, 12:01 a.m., Standard Time, Washington, D.C., and will continue in force until December 31, 2007, 11:59 p.m. The Agreement will automatically renew at the end of the initial term for additional four year terms thereafter, subject to initial OPM approval of this Agreement, and subsequent annual OPM approvals of proposed Plan benefit and/or rate changes, unless the Mail Handlers Union or the Company gives timely notice to the other, with a copy to OPM, of its intent not to renew this Agreement as of the end of the then-current term. In addition, if for a reason not within the control of the Company, the cost containment programs related only to utilization of hospital and physician preferred provider organizations are no longer provided by the Company's affiliates, then the Company may give timely notice of its intent to terminate this Agreement effective at the end of the
 current Plan year.   The Mail Handlers Union's notice shall be timely if it
 is given at least forty (40) days before the date on which, pursuant to a call letter issued by OPM, the initial submission is due to OPM regarding either benefits or rates, whichever is issued first, for the Plan year following the last Plan year of the then-current term. The Company's notice shall be timely if it is given at least forty (40) days before such date, subject to the condition that within three (3) business days of receiving OPM's call letter for that Plan year's benefits and/or rates, the Company must have given the Mail Handlers Union notice that it may exercise such nonrenewal option. In the event that the Company gives notice of its intent not to renew this Agreement, it will assist the Mail Handlers Union in locating a successor underwriter. In the event that either party gives notice of its intent not to renew this Agreement, the confidentiality obligation that paragraph 3 above imposes on the parties shall terminate.

      5. The effective dates of eligibility for coverage by the Plan and the rights of Members enrolled in the Plan to its benefits shall be as provided in the Act and Regulations. Members may be added to the Plan at such times and under such conditions as may be specified by the Act and Regulations. Termination of eligibility for benefits shall be in accordance with the Act and Regulations. Members may obtain temporary continuation coverage and/or convert to the OPM-approved conversion policy offered by the Plan and underwritten by First Health Life or Cambridge Life in accordance with the Act and Regulations.

      6. The biweekly subscription charges during the period this Agreement is in effect shall be as provided for in the applicable Prime Contract for the respective Plan year and are listed in Attachment A hereto for 2003.

      The Company, subject to adjustment for error or fraud, will accept from OPM, in full payment the total subscription charges under this Agreement received by the Employees Health Benefits Fund (herein called "the Fund") plus any payments made by OPM from the Contingency Reserve, less the amounts necessary to fund the Mail Handlers Union administrative expenses and less the amounts set aside by OPM for the Contingency Reserve and for the administrative reserves held by OPM.

      In the event the Prime Contract is terminated as of a date other than the end of a Member's then current pay period, the effective date of termination as to the Member shall be deferred to the end of such pay period or as otherwise provided for in OPM Regulations. The Company is entitled to receive all subscription charges due for the period of time such coverage is provided.

      7. The Mail Handlers Union shall designate to OPM, on behalf of First Health Life, a financial institution at which First Health Life shall establish an account to receive subscription charges drawn from the Plan's Letter of Credit (LOC) account to pay health benefit charges incurred and administrative expenses chargeable under the contract pursuant to the FAR. Any notice received by the Mail Handlers Union of funds deposited into the Plan's LOC account shall be transmitted promptly to First Health Life. All requests for withdrawals or drawdowns of funds from the Plan's LOC account for allowable administrative expenses for the Mail Handlers Union shall be made to, and through, First Health Life. First Health Life shall be entitled as necessary to apply to the Plan's LOC account for a withdrawal or drawdown of funds deposited therein for the payment of claims filed under the Plan and/or its allowable administrative expenses and Service Charge
 (as such term is defined in Attachment B). Drawdowns from the Plan's LOC account must be made on a "checks presented basis" which means that the drawdowns must not occur until a demand for payment is made upon the financial institution designated by First Health Life. Concurrently with the withdrawal of any Service Charge, First Health Life will remit the Mail Handler Union's portion of the Service Charge (if any) as calculated in accordance with Attachment B. First Health Life shall be under no obligation to reimburse the Plan's LOC account for unrecouped benefit overpayments made erroneously but in good faith provided that it administers an overpayment recovery program that complies with Section 2.3(g) of the Prime Contract as implemented by FEPI's overpayment recovery procedures.

      If upon liquidation of all claims incurred, or three years from the date of discontinuance of this Agreement, whichever is earlier, there remains a balance in First Health Life's account attributable to the discontinued Agreement, such balance, including any interest earned thereon, shall be paid to the Mail Handlers Union for deposit to the Plan's reserves.

      8. As of any date on which this Agreement is in effect, the cumulative gain on operations under the Plan as represented by the current balance in the Plan's LOC account, adjusted by necessary accruals, shall constitute carrier held reserves within the meaning of the Act and Regulations.

      9. During the term of this Agreement, the Mail Handlers Union shall request from OPM, if requested by First Health Life, a special transfer from the Contingency Reserve, pursuant to the requirements of the Act and Regulations. In all such instances in which the Mail Handlers requests a special transfer from the Contingency Reserve, First Health Life, through the Mail Handlers Union, shall provide to OPM Cash Flow Statements, current Balance Sheet information and the pertinent claims data in support of such a Special Contingency Reserve transfer.

      10. Should this Agreement be discontinued for any reason, First Health Life shall be entitled to receive from the Plan's LOC account an amount equal to the carrier held reserves on the date of discontinuance (including any subscription income subsequently deposited in such account that is attributable to the Plan's operation while First Health Life served as the Plan's underwriter under this Agreement, including its predecessors) to the extent such funds are necessary (1) to discharge First Health Life's or Cambridge Life's liability for the incurred but unpaid claims at the date of discontinuance and (2) to pay the Company's allowable administrative expenses incurred in the payment of such claims and for other contract costs pursuant to the FAR.. Such administrative expenses shall be subject to an amount separately negotiated with OPM from the limitation set forth in Attachment B to this Agreement or Appendix B to the Prime Contract. The Company also shall be entitled, if such is necessary to discharge its liability for (1) and (2) above, to the balance held in the Contingency Reserve as of the effective date of discontinuance of this Agreement.

      11. The Company shall supply enrollees of the Plan with identification cards and forms, as provided in the Plan brochure, for the filing of claims for benefits under the Plan. Claims, with supporting proof, shall be submitted as provided in the Plan brochure and other applicable provisions of the Prime Contract. Payment of claims will be made as provided in the Plan brochure and other applicable provisions of the Prime Contract.

      12. The Company shall void all checks issued in payment of benefits which have been outstanding for two (2) years on a quarterly basis. The amounts represented by such voided checks then shall be credited to the Plan's LOC account. For this purpose, the term "check" shall include any written instrument to pay or reimburse the payment of benefits under the Plan, including by way of illustration but not limitation, drafts, money orders, and checks.

      13(a)     FEPI hereby agrees to perform for the Mail Handlers Union all administrative services necessary to the operation of the Plan, including, but not limited to,

           (i) the maintenance of files to determine, and the determination of, enrollment and eligibility for payment of benefits under the Plan;

           (ii) the prompt investigation, adjudication and payment of claims for benefits under the Plan, including (A) the performance of reconsideration of denied claims as required by the Act and Regulations, (B) the provision of a defense to any litigation arising from claims under the Plan, which obligation shall include retaining or causing to be retained local counsel, paying or causing to be paid the legal fees of local counsel in connection therewith and paying or causing to be paid any settlements or judgments arising therefrom, and (C) the undertaking of reasonably diligent efforts to recoup benefit overpayments and (through its designee) to enforce the Plan's subrogation rights; and

           (iii) the preparation and maintenance of financial and statistical data and/or reports reflecting the operation of the Plan as required by law, and the establishment and maintenance of a quality assurance program in accordance with
                Section 1.9 of the Prime Contract.

      One or more of the Company's affiliates will directly contract with the Mail Handlers Union for cost containment programs such as utilization of hospital and physician preferred provider organizations.

           (b) The Company agrees that any advertising material, including promotional and marketing material and supplemental literature that it prepares or causes to be prepared for the Plan, shall be truthful, not misleading, and consistent with the guidelines set forth in the Prime Contract and the Regulations.

      14. The Company's expense charges and Service Charge for the performance of the underwriting and the administrative functions (including administrative functions delegated to FEPI) set forth in Section 13(a) of this Agreement shall be as provided for in the applicable Prime Contract for the respective Plan year and are listed in Attachment B hereto for 2003.

      15(a)     First Health Life, on its behalf and on the behalf of
 Cambridge Life and FEPI, shall, if requested, submit, actually or by specific identification in writing if actual submission of the data is impracticable, to the Mail Handlers Union cost or pricing data prior to the Mail Handlers Union's execution of this Agreement, which shall be accomplished during the benefit and rate negotiations with OPM, and prior to the pricing of any modification to this Agreement which involves aggregate increases or decreases in costs, plus applicable profits, expected to exceed $550,000.00, except where the price or price modification is for the acquisition of commercial items or is based on adequate price competition or prices set by law or regulation.

           (b) First Health Life, on its behalf and on the behalf of Cambridge Life and FEPI, shall certify in writing to the Mail Handlers Union that to the best of its knowledge and belief the cost or pricing data submitted under subparagraph (a) above is accurate, complete and current as of the date of agreement on the negotiated price of this Agreement or modification thereto. First Health Life shall make this certification by using the following form:

           Certificate of Current Cost or Pricing Data

           This is to certify that, to the best of my knowledge and belief, cost or pricing data, submitted in writing, or specifically identified in writing if actual submission of the data is impracticable, to the Mail Handlers Union in support of the [insert description] are accurate, complete and current as of [insert date].


                                         First Health Life and Health
                                         Insurance Company

                                         By  ________________________
                                         Its ________________________
           _________________
           Date of Execution


           (c)  First Health Life shall insert the substance of subparagraph
 (b), including this subparagraph (c), in each subcontract hereunder which exceeds $550,000.00 when entered into except where the subcontract price thereof is for the acquisition of commercial items, or based on adequate price competition or prices set by law or regulation.

      16(a)     The Company undertakes to indemnify the Mail Handlers Union from any and all liability, loss, costs, and expenses, including attorneys' fees (hereafter "indemnifiable losses"), which the Mail Handlers Union may incur or sustain as a result of the occurrence of any one of the following acts:

                (i) First Health Life, pursuant to paragraph 15 of this Agreement, furnished the Mail Handlers Union with cost or pricing data which was not accurate, complete and current as certified in First Health Life's Certificate of Current Cost or Pricing Data; or

                (ii) First Health Life furnished the Mail Handlers Union with cost or pricing data which was required to be accurate, complete and current and to be submitted to support a subcontract cost estimate furnished by the Mail Handlers Union but which was not accurate, complete and current as of the date certified in the Mail Handlers Union's Certificate of Current Cost or Pricing Data; or

                (iii) First Health Life furnished the Mail Handlers Union
                     with any data, not within (i) or (ii) above, which was not accurate as submitted; or

                (iv) Any act or omission of an employee or agent of First
                     Health Life or one of its subcontractors at any tier which results in a cost or expense charged against the Prime Contract, that is deemed by OPM or other responsible Government authority to have been unallowable or improper pursuant to applicable law; or

                (v) Any intentionally wrongful or negligent act or omission of an employee or agent of the Company or one of its subcontractors at any tier related to the performance of any function for which the Company is responsible under this Agreement provided that the indemnifiable loss resulting therefrom is not an allowable charge against the Prime Contract.

           (b) On such indemnification amounts, if any, the Company, if required by the Act or Regulations, agrees to pay the Mail Handlers Union interest at the rate at which the Company is required by the Act and Regulations to credit interest on investment income to the FEHBP, unless another rate is prescribed by federal law.

           (c) As a condition to indemnification hereunder, the Mail Handlers Union promptly shall notify the Company in writing of the commencement of any judicial or administrative action that may give rise to an indemnifiable loss, must give the Company an opportunity to arrange and direct the defense of the matter, and shall provide the Company with all information and assistance necessary for such defense.

           (d) These provisions (16(a)-(d)) shall survive the expiration of this Agreement.

      17. All provisions or clauses of the Prime Contract, including without limitation, the provisions listed below, that are required to be incorporated herein are so incorporated by reference thereto. The following provisions of the Prime Contract, effective January 1, 2003, specifically are incorporated herein by reference and shall be binding on the Company:

      Section 1.6     Confidentiality of Records

      Section 1.9     FEHB Quality Assurance

      Section 1.10    Notice of Significant Events

      Section 1.11    FEHB Inspection

      Section 1.12    Correction of Deficiencies

      Section 1.13    Information and Marketing Materials

      Section 1.14    Misleading, Deceptive, or Unfair Advertising

      Section 1.16    Subcontracts

      Section 1.21    Patients' Bill of Rights

      Section 1.22    Administrative Simplification - HIPAA

      Section 1.23    HIPAA Compliance

      Section 1.24 Notice to Enrollees on Termination of FEHBP or Provider Contract

      Section 1.25    Transitional Care

      Section 2.9     Claims Processing

      Section 2.10    Calculation of Cost Sharing Provisions

      Section 2.12    Continuing Requirements after Termination of the
                      Carrier

      Section 3.4     Investment Income

      Section 3.5     Non-Commingling of Funds

      Section 3.8     Contractor Records Retention

      Section 3.10    Audit, Financial and Other Information

      Section 3.13    Taxpayer Identification Number

      Section 4.1(c)  Participation in the DoD/FEHBP Demonstration Project

      Section 5.5     Anti-Kickback Procedures

      Section 5.7     Audit and Records - Negotiation

      Section 5.14    Utilization of Small Business Concerns

      Section 5.18 Contract Work Hours and Safety Standards Act-Overtime Compensation - General

      Section 5.19    Equal Opportunity

      Section 5.22 Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era

      Section 5.23    Affirmative Action for Workers with Disabilities

      Section 5.41    Limitation of Liability-Services

      Section 5.45 Limitation on Payments to Influence Certain Federal Transactions

      Section 5.51    Pension Adjustments and Asset Reversions

      Section 5.52 Reversion of Adjustment of Plans for Post Retirement Benefits Other Than Pensions (PRB)

      Section 5.55 Employment Reports on Disabled Veterans and Veterans of the Vietnam Era

      Section 5.56    Authorization and Consent

      Section 5.57 Notice and Assistance Regarding Patent and Copyright Infringement

      Section 5.59    Prohibition of Segregated Facilities

      Section 5.60    Subcontracts for Commercial Items and Commercial
                      Components

      For purposes of this Agreement, all references in the foregoing provisions of the Prime Contract to the "contractor" or "carrier" shall be treated as references to the Company, and all references to the "contract" or "prime contract" therein shall be treated as references to this Agreement.

      18. The Company, in its sole discretion, shall have the right of indirect appeal to the Armed Services Board of Contract Appeals or any applicable court with respect to any final decision rendered by an OPM Contracting Officer pursuant to the Disputes clause of the Prime Contract (Section 5.36, FAR S 52.233-1). Indirect appeal means assertion and prosecution by the Company of the Mail Handlers Union's right to such appeal. In the event that the Company exercises such right of indirect appeal, any unallowable expenses of such appeal shall be borne by the Company.

      During the term of this Agreement, the Company shall be entitled to assert, on behalf of the Mail Handlers Union, the right to an equitable adjustment under Section 5.38 of the Prime Contract, captioned "Changes - Negotiated Benefits Contracts," as the Company deems necessary and appropriate. In all such instances in which the Company requests an equitable adjustment, the Company shall provide the Mail Handlers Union with copies of any and all correspondence and information submitted to OPM in support of such an equitable adjustment request.

      19. Upon thirty days advance written notice, the Mail Handlers Union may conduct an audit, during normal business hours, of the Company's records relating to its obligations under this Agreement. The Company will have the right to request a copy of audit results and will pay the reasonable copy costs associated with such a request.

      20. This Agreement and any rights or obligation arising out of any act to be performed hereunder shall be governed exclusively by the laws of the United States.

      21. This Agreement may be amended by the parties in writing at any time with the approval of OPM if so required.

      22. Any notice provided for in this Agreement must be in writing, and either must be delivered by facsimile with proof of delivery, personally delivered or mailed by first class mail (registered or certified, return receipt requested) to the following addressees:

      For the Mail Handlers Union:
      Mr. William H. Quinn, National President
      Mr. Mark A. Gardner, National Secretary-Treasurer
      National Postal Mail Handlers Union
      1101 Connecticut Ave, N.W., Suite 500
      Washington, D.C. 20036
      Facsimile No.:  (202) 833-0008

      For the Company:

      President, First Health Life and Health Insurance Company
      President, Cambridge Life Insurance Company
      President, Federal Employee Plans, Inc.
      3200 Highland Avenue
      Downers Grove, IL  60515
      Facsimile No.:  (630) 737-7878
      cc:  Susan T. Smith
           Vice President, General Counsel
      Facsimile No.:  (630) 737-7518

 Except as otherwise provided in this Agreement, any notice shall be deemed to have been given at the time of delivery.

      23. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. A facsimile or other reproductive type copy of this Agreement, so long as signed by all parties, will be considered an original and will be fully enforceable against all parties.

      24. Each signatory hereto warrants that he has been duly authorized to execute this Agreement on behalf of the party for whom he acts and that this Agreement is a binding and valid obligation of such party.

      IN WITNESS WHEREOF, this Agreement has been executed in quadruplicate on this 15th day of April, 2002.

      NATIONAL POSTAL MAIL HANDLERS UNION, A DIVISION OF THE LABORERS INTERNATIONAL UNION OF NORTH AMERICA, AFL-CIO d/b/a MAIL HANDLERS BENEFIT PLAN


      By:  _____________________________
           Mr. William H. Quinn
           National President
           Mail Handlers Benefit Plan



      FIRST HEALTH LIFE AND HEALTH INSURANCE COMPANY


      By:  ____________________________
           Mr. Edward L. Wristen
           President


      CAMBRIDGE LIFE INSURANCE COMPANY


      By:  ____________________________
           Mr. Edward L. Wristen
           Vice President and Secretary


      FEDERAL EMPLOYEE PLANS, INC.


      By:  ____________________________
           Mr. Edward L. Wristen
           Acting President

                Attachment A to Prime Subcontract No. L-35489

                          Effective January 1, 2003

 (a) Biweekly net-to-carrier rates, with appropriate adjustments for enrollees paid on other than a biweekly basis, are as follows(1):

                       FEHB PROGRAM                   DOD PROJECT
                       High Option   Standard Option  High Option  Standard
                       ------------  ---------------  -----------  --------
      Option
      ------
      Self Only        ------------  ---------------  -----------  --------

      Self and Family  ------------  ---------------  -----------  --------




 (1) In the third quarter of 2002, the biweekly net-to-carrier rates for 2003 will be finalized by the Mail Handlers Union, the Company and OPM. Attachment A will be amended with such finalized rates by written notice sent to all parties.